Exhibit 10.48

October 4, 2017

Jonathan Arnold
27 Sunnybrook Road
Basking Ridge, NJ
USA 07920

Dear Jonathan:

Congratulations on your appointment to President, Oral Drug Delivery Business Unit! We take great pride in developing the careers of our leaders who have talent, drive and commitment and we are delighted to have you join the Executive Leadership Team. The major provisions of your offer are:

Position: Effective October 4, 2017, your position will be President, Oral Drug Delivery and you will become a member of the Executive Leadership Team (ELT).

Compensation:

•
Base Pay: As per the effective date, your annualized rate of pay will increase to $400,000. As a member of the Executive Leadership Team, your total compensation package will be reviewed on an annual basis with the next review anticipated in the first quarter of each fiscal year.

•
MIP: You will continue participation in the Management Incentive Plan (MIP). Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. Your annual target incentive will increase to $300,000 (75% of base pay) from the effective date.

•
Long Term Incentive Plan: Upon the Effective Date of this promotion, the Compensation Committee of the Catalent, Inc. Board of Directors has approved an increase to your long-term incentive plan (LTIP) grant value to $440,000. The component mix of the award will remain the same at 50% performance share units (PSUs), 30% stock options and 20% restricted stock units (RSUs). The Committee made the grant effective as of the date of your promotion which is October 4, 2017. For the FY18-20 LTIP which was approved and granted by the Compensation Committee on July 24, 2017, your grant value was 80% of your current base salary of $340,000 ($272,000). At the time of your promotion, you will be granted the additional LTIP value of $168,000 so that your total LTIP value for FY18-20 performance period equals $440,000. The LTIP will be granted in accordance with Catalent's normal practices for LTIP awards to Executive Leadership Team members, which includes your execution of agreements with respect to each grant.

In addition, the Compensation Committee of the Catalent, Inc. Board of Directors has approved an additional one-time grant on July 24, 2017 of 11,105 RSUs representing $400,000 in grant value, subject to your execution of agreements with respect to this grant. The RSU's have a three year cliff vesting with a vest date of July 24, 2020.

Relocation: Relocation of you and your family to Switzerland has been discussed and agreed upon in terms of timing and package that is fair and equitable to both Catalent and yourself. A document outlining the accompanying benefits will be shared with you separately. International School Education for 2 dependent children will be provided. This provision is subject to review 3 years from the date of relocation.

Severance: A separate severance agreement letter is being prepared that will provide to you severance equal to your annual base salary and MIP target bonus subject to the terms of the agreement.

Confidentiality: In accepting this offer, you reaffirm your commitment and understanding that you will continue to be bound by the Confidentiality and Non-Compete terms set out in previous LTIP grants made to you.
Ethics: As a Company founded on a core set of values, we expect you to continue to abide by and certify, as may be requested from time to time, to your continued compliance with our Standards of Business Conduct.

Position Start Date: Your first day as President, Oral Drug Delivery, will be October 4, 2017

Exhibit 10.48

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the Company (including any predecessor entity) regarding your eligibility for rewards.

If you have any questions, please feel free to call me at 732-537-6147 or Steven Fasman at 732-537-5958.

Sincerely yours,

/s/ Lance Miyamoto
Lance Miyamoto
Senior Vice President, Human Resources Catalent Pharma Solutions, Inc

Enclosures

Cc: Steven Fasman

I accept the above offer of employment:

/s/ Jonathan Arnold                 October 11, 2017
Jonathan Arnold